                                                              OMB APPROVAL
                                                     ---------------------------
                                                     OMB NUMBER        3235-0145
                                                     EXPIRES:   OCTOBER 31, 1994
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE... 14.90

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                 INTRENET, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
- --------------------------------------------------------------------------------
                         (Title Of Class of Securities)



                                   461190100
                                   ---------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 461190100                   13G                Page 2 of 7 Pages

 1      NAME OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Merrill Lynch & Co., Inc.

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
                                                             (a) [_]
                                                             (b) [_]

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

        5       SOLE VOTING POWER

                None

        6       SHARED VOTING POWER

                0

        7       SOLE DISPOSITIVE POWER

                None

        8       SHARED DISPOSITIVE POWER

                0

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0

12      TYPE OF REPORTING PERSON*

        HC, CO

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 461190100                   13G                Page 3 of 7 Pages

 1      NAME OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Merrill Lynch, Pierce, Fenner & Smith Incorporated

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
                                                             (a) [_]
                                                             (b) [_]

 3      SEC USE ONLY

 4      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

        5       SOLE VOTING POWER

                None

        6       SHARED VOTING POWER

                0

        7       SOLE DISPOSITIVE POWER

                None

        8       SHARED DISPOSITIVE POWER

                0

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0

12      TYPE OF REPORTING PERSON*

        BD, CO

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G


Item 1 (a)    Name of Issuer:
              ---------------

              Intrenet, Inc.

Item 1 (b)    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

              7100 East Belleview Avenue
              Englewood, CO 80111

Item 2 (a)    Names of Persons Filing:
              -----------------------

              Merrill Lynch & Co., Inc.
              Merrill Lynch, Pierce, Fenner & Smith Incorporated

Item 2 (b)    Address of Principal Business Office, or, if None, Residence:
              ------------------------------------------------------------

              Merrill Lynch & Co., Inc.
              World Financial Center, North Tower
              250 Vesey Street
              New York, New York  10281

              Merrill Lynch, Pierce, Fenner & Smith Incorporated
              World Financial Center, North Tower
              250 Vesey Street
              New York, New York  10281

Item 2 (c)    Citizenship:
              -----------

              See Item 4 of Cover Pages

Item 2 (d)    Title of Class of Securities:
              ----------------------------

              Common Stock

Item 2 (e)    CUSIP Number:
              ------------

              461190100

Item 3

     Merrill Lynch & Co., Inc. ("ML&Co.") is a parent holding company, in accordance with (S) 240.13d-1(b)(ii)(G). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

                               Page 4 of 7 Pages

Item 4     Ownership
           ---------

     (a)   Amount Beneficially Owned:

           See Item 9 of Cover Pages.

     (b)   Percent of Class:

           See Item 11 of Cover Pages

     (c)   Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote:

                 See Item 5 of Cover Pages

           (ii)  shared power to vote or to direct the vote:

                 See Item 6 of Cover Pages

           (iii) sole power to dispose or to direct the disposition of:

                 See Item 7 of Cover Pages

           (iv)  shared power to dispose or to direct the disposition of:

                 See Item 8 of Cover Pages

Item 5  Ownership of Five Percent or Less of a Class.
        --------------------------------------------

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
        following   /X/.


Item 6  Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------

        Not Applicable



Item 7  Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
        Security Being Reported on by the Parent Holding Company.
        --------------------------------------------------------

        See Exhibit A

Item 8  Identification and Classification of Members of the Group.
        ---------------------------------------------------------

        Not Applicable

                               Page 5 of 7 Pages

Item 9  Notice of Dissolution of Group.
        -------------------------------

        Not Applicable


Item 10 Certification.
        -------------

     By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.
- ---------

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 14, 1995      Merrill Lynch & Co., Inc.

                                       /s/David L. Dick    .
                              ------------------------------
                              Name: David L. Dick
                              Title: Assistant Secretary

                              Merrill Lynch, Pierce, Fenner &
                               Smith Incorporated

                                       /s/David L. Dick     .
                              -------------------------------
                              Name: David L. Dick
                              Title: Attorney-in-Fact*



- ----------------
* Signed pursuant to a power of attorney, dated February 10, 1994, included as an exhibit to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc., et. al. on February 14, 1994 with respect to Koll Real Estate Group.

                               Page 6 of 7 Pages

                           EXHIBIT A TO SCHEDULE 13G
                           -------------------------

                   ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                   -----------------------------------------

          One of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), is a parent holding company pursuant to (S) 240-13d-1(b)(1)(G). The relevant subsidiary of ML&Co. is Merrill Lynch, Pierce, Fenner & Smith, Incorporated, a Delaware corporation with is principal place of business at 250 Vesey Street, New York, New York ("MLPF&S"). MLPF&S is a wholly-owned subsidiary of ML&Co. and a broker-dealer registered pursuant to the Securities Exchange Act of 1934.

                               Page 7 of 7 Pages